Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

January 13, 2012

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of seventy-six cents ($0.76) per Unit of Beneficial Interest payable on February 20, 2012 to Mesabi Trust unitholders of record at the close of business on January 30, 2012.  This compares to a distribution of sixty-five cents ($0.65) per Unit for the same period last year.

The eleven cents ($0.11) per Unit increase in the current distribution, as compared to the distribution announced in same quarter last year, is primarily due to a 24% increase in the average price per ton credited to the Trust on all shipments during the fourth calendar quarter of 2011, as compared to the fourth calendar quarter of 2010.  In addition, there was a 3% increase in the volume of shipments credited to Mesabi Trust and shipped from Silver Bay, Minnesota, reported by Northshore Mining Company (“Northshore”), the lessee/operator of the mine on Mesabi Trust lands, during the fourth quarter of calendar year 2011, as compared to the fourth calendar quarter of 2010.

Based on the shipments of iron ore reported by Northshore during the fourth calendar quarter of 2011, on January 30, 2012, Mesabi Trust is expecting to receive a base royalty of $6,258,381.  Mesabi Trust is also expecting to receive a bonus royalty in the amount of $3,193,062.  In addition to the base and bonus royalty payments, Mesabi Trust is also expecting to receive $631,952 as a result of positive pricing adjustments to prior shipments and royalty payments previously paid to Mesabi Trust during the first three calendar quarters of 2011.  Accordingly, the total royalty payment expected to be received by Mesabi Trust from Northshore is $10,252,749 (including a royalty payment of $169,354 payable to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets (and other iron ore products) for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore attributable to Mesabi Trust lands rather than from other lands.  In the fourth calendar quarter of 2011, Northshore credited Mesabi Trust with 1,126,551 tons of iron ore products, as compared to 1,092,152 tons shipped from Mesabi Trust lands during the fourth calendar quarter of 2010.  Though actual shipments of iron ore products mined from Mesabi Trust lands in the fourth calendar quarter of 2011 were 1,332,613 tons, Mesabi Trust was credited with shipments of 1,126,551 tons of iron ore during the fourth calendar quarter of 2011 because under the royalty agreement, Mesabi Trust is only entitled to payment on at least 90% of the first four million tons and 85% of the next two million tons of iron ore shipped from Silver Bay by Northshore in each calendar year.  In each of the first two calendar quarters of 2011, Mesabi Trust was credited with shipments and received royalty payments based on a higher volume of iron ore products than were actually mined from Mesabi Trust lands and shipped from Silver Bay.  In the royalty report received by Mesabi Trust for the fourth calendar quarter of 2011, Northshore reduced the actual shipments attributable to Mesabi Trust to recoup certain tonnage of iron ore products for which Mesabi Trust was credited and paid royalties earlier in calendar year 2011.

The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the term contracts between Northshore, Northshore’s parent Cliffs Natural Resources Inc. (“Cliffs”) and certain of their customers (the “Cliffs Pellet Agreements”) are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2011 and prior years continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the Cliffs Pellet Agreements.  Based on all of the above factors and as indicated by the Trust’s history of distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter or year are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.

With respect to calendar year 2012, Northshore has not advised Mesabi Trust of its expected 2012 shipments of iron ore products or what percentage of 2012 shipments will be from Mesabi Trust iron ore.  Cliffs has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although Cliffs did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distributions to Mesabi Trust’s Unitholders in future quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2011 and 2012, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.  Additional information concerning these and other risks and uncertainties is contained in the Trust’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K.  Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements that may be in this press release.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
(904) 271-2520